Exhibit 99.1

Clearfield, Inc. Announces Changes in Director

MINNEAPOLIS--(BUSINESS WIRE)--October 30, 2008--Clearfield, Inc. (Nasdaq:CLFD) today announced that Dr. Anil Jain has tendered his resignation, effective October 29,2008, from the Board of Directors. Dr. Jain Cited personal reasons for tendering his resignation, and cited no disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

Dr. Anil K. Jain the founder of the Company served as president of the Company from 1979 through June 2007, as Chairman of the Board from 1987 through June 2007, and as chief executive officer from 1988 through June 2007. Dr. Jain is a past director and former chairman of Minnesota Project Innovation, Inc., a nonprofit corporation.

About Clearfield, Inc. Clearfield, Inc., formerly APA Enterprises, designs and manufactures the FieldSmart fiber management platform, which includes its latest generation Fiber Distribution System (FDS) and Fiber Scalability Center (FSC). The FDS and FSC product-lines support a wide range of panel configurations, densities, connectors and adapter options and is offered alongside an assortment of passive optical components. Clearfield also provides a complete line of fiber and copper assemblies for controlled and outside plant environments. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

CONTACT:
Clearfield, Inc.
Cheryl Beranek Podzimek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net